SHAREHOLDER LETTER
A message from our Chief Executive Officer

BACKGROUND

Credit Acceptance works with car dealers nationwide to enable them to sell vehicles to consumers who wish to finance their vehicle purchase. We allow the dealer to finance any customer, regardless of his or her credit history. This gives the dealer the ability to sell a vehicle to a customer that, without us, the dealer may have to turn away. The incremental sale creates incremental profit for the dealer, and the potential for incremental repeat and referral business.

The benefit of our program from the customer’s perspective is also significant. We provide an opportunity for our customers, many of whom have been turned down for financing from other lenders, to purchase a vehicle and establish or reestablish a positive credit history, thereby moving their financial lives in a positive direction.

Our company, like most of our competitors, is an indirect auto finance company, which means the financing contract is originated by the auto dealer and immediately assigned to us in exchange for compensation. The transaction between the dealer and the consumer is technically not a loan, but instead something called a retail installment contract. However, for simplicity and to conform to the language we use in our disclosures, I will refer in this letter to retail installment contracts as loans and to indirect auto finance companies as lenders.

The auto finance market is large and fragmented, with over $1.2 trillion in outstanding balances as of December 31, 2020. We compete with banks, credit unions, auto finance companies affiliated with auto manufacturers, and independent auto finance companies. Our approach to the market is unique for two reasons. First, every customer, regardless of credit history, is offered an opportunity to purchase a vehicle. Second, for most of the vehicle sales we finance, the dealer shares in the cash flows from the loan. (Dealers are compensated by receiving 80% of all net collections throughout the life of a loan.) This is a critical element of our success as it creates an alignment of interests. The dealer benefits if the loan is repaid and the customer’s credit is reestablished. Therefore, the dealer has an incentive to sell a vehicle at a price the customer can afford and a vehicle that will last the term of the loan. In addition, the dealer has an incentive to help the customer after the sale if there are issues with the vehicle.

GAAP RESULTS

The table below summarizes our GAAP results for 1992–2020:

	GAAP net income per share (diluted)	Year-to-year change in GAAP net income per share	Return on equity[1]
1992	$0.20		24.1%
1993	$0.29	45.0%	25.6%
1994	$0.49	69.0%	31.5%
1995	$0.68	38.8%	21.5%
1996	$0.89	30.9%	18.7%
1997	$0.03	-96.6%	0.6%
1998	$0.53	1,666.7%	9.5%
1999	$(0.27)	-150.9%	-3.9%
2000	$0.51	—	9.1%
2001	$0.57	11.8%	9.1%
2002	$0.69	21.1%	10.1%
2003	$0.57	-17.4%	7.5%
2004	$1.40	145.6%	18.4%
2005	$1.85	32.1%	21.8%
2006	$1.66	-10.3%	20.2%
2007	$1.76	6.0%	23.1%
2008	$2.16	22.7%	22.2%
2009	$4.62	113.9%	35.6%
2010	$5.67	22.7%	34.8%
2011	$7.07	24.7%	40.0%
2012	$8.58	21.4%	37.8%
2013	$10.54	22.8%	38.0%
2014	$11.92	13.1%	37.0%
2015	$14.28	19.8%	35.4%
2016	$16.31	14.2%	31.1%
2017	$24.04	47.4%	36.9%
2018	$29.39	22.3%	31.7%
2019	$34.57	17.6%	29.8%
2020	$23.47	-32.1%	19.2%
Compound annual growth rate 1992–2020		18.6%
Average annual return on equity 1992–2020			23.3%
1Return on equity is defined as GAAP net income for the applicable period divided by average shareholders’ equity for such period.

During 2020, we completed our 28th full year as a public company. Over those 28 years, GAAP net income per share (diluted) has grown at a compounded annual rate of 18.6%, with an average annual return on equity of 23.3%.

Last year, GAAP net income per share (diluted) decreased 32.1% to $23.47, with a return on equity of 19.2%. The decline in GAAP net income per share (diluted) was primarily due to the adoption of a new accounting standard known as CECL (current expected credit loss). The

“Adjusted Results” section below explains our financial results after considering the impact of the new standard and other accounting-related items.

ADJUSTED RESULTS

Our business model is different from that of a typical lender and doesn’t fit neatly into GAAP. The adoption of CECL last year means we have now been required to use three different GAAP accounting methods over the period we have been public, even though our business hasn’t materially changed during that time. In 1992, the year we became a public company, we accounted for our business as a lender to consumers. In 2005, our external auditors decided we were a lender to dealers, which required different accounting. CECL is now the latest new methodology we are required to use. Unfortunately, none of the three methods results in financial statements that are consistent with how we think about our business. To solve this problem, we began reporting adjusted results using an accounting method that we believe is simple to understand, is consistently presented and matches the economics of our business. To explain this method, some additional background is needed.

Most of the automobile dealers we enroll receive two types of payments from us. The first payment is made at the time of origination. The remaining payments are remitted over time based on the performance of the loan. The amount we pay at the time of origination is called an advance; the portion paid over time is called dealer holdback.

The finance charge revenue we recognize over the life of the loan equals the cash we collect from the loan (i.e., repayments by the consumer), less the amounts we pay to the dealer (advance + dealer holdback). In other words, the finance charge revenue we recognize over the life of the loan equals the cash inflows from the loan less the cash outflows to acquire the loan. This amount, plus a modest amount of revenue from other sources, less our operating expenses, interest and taxes, is the sum that will ultimately be paid to shareholders or reinvested in new assets.

For our adjusted financial results, we recognize finance charge revenue on a level-yield basis. That is, the amount of finance charge revenue recognized in a given period, divided by the loan asset, is a constant percentage. Since the future cash flows from a loan are not known with certainty, we use statistical models to forecast the amount of cash flows from each loan. Our finance charge revenue is recorded based on these estimates. As the estimates change, we adjust the yield. This method produces financial results that we believe are a close approximation of the actual economics of our business.

Since our adjusted methodology is so simple and closely represents the actual economics of our business, you are probably wondering how it differs from GAAP accounting. To answer this question, I will focus on the current GAAP methodology, since the two prior GAAP methodologies have been discussed in previous letters. As noted earlier, the current required GAAP methodology is called CECL. Like the adjusted methodology described above, CECL requires a level-yield approach for recognizing finance charge revenue. However, the yield under CECL is not the yield that we expect to earn on the loan. Instead, the yield is what we would earn if every payment were received according to the contractual terms of the loan, a figure much higher than what we actually expect to earn. Based on this alone, you might expect the new standard to overstate our profitability. But this standard, like any accounting standard, doesn’t change the total amount of income recorded, it only changes the timing. Eventually, the true cash profits and the accounting profits need to match.

To arrive at a result that eventually matches the cash profit, CECL requires us to offset the additional revenue that it causes to be recorded over the life of the loan with an additional expense in an equivalent amount. The expense is recorded as a provision for credit losses at the time the loan is originated. Since no revenue has yet been recorded, this means that under CECL, our financial statements reflect an initial loss on each loan we originate, a result which does not match the economics of the transaction.

CECL also differs from our adjusted methodology in the way it treats changes in expected cash flows. As mentioned above, for the adjusted results, we treat those changes as yield adjustments. In contrast, CECL treats changes in expected cash flows as a current-period expense (for unfavorable changes) or reversal of expense (for favorable changes). The combination of the three CECL-required steps—(1) recording a large expense at loan inception, (2) recording finance charge revenue at a yield higher than the yield we expect to earn, and (3) recording forecast changes through the income statement in the current period—can make it difficult to understand the performance of our business using our GAAP-based financial statements. The floating yield adjustment in the tables below addresses all three of these issues by eliminating the provision for credit losses recorded in our GAAP statements and modifying GAAP-based finance charges so the yield is equal to the one we expect to earn on the loan.

The tables below show net income and net income per share (diluted) for 2001–2020 on both a GAAP and an adjusted basis. Besides the floating yield adjustment, the tables include several other categories of adjustments that are generally less material. The notable exception is the income tax adjustment in 2017, which reverses the one-time benefit arising from the 2017 Tax Cuts and Jobs Act. While the benefit recorded in 2017 represented a real cash savings due to the reduction in income tax rates, we reversed it for adjusted net income as we prefer to measure the performance of the business using consistent tax rates. To that end, we calculated adjusted net income using a 37% tax rate for 2001–2017 and a 23% tax rate for 2018–2020. The other, less-material adjustments are explained in prior-year letters.

($ in millions)	GAAP net income	Floating yield adjustment	Senior notes adjustment	Income tax adjustment	Other adjustments	Adjusted net income	Year-to-year change
2001	$24.7	$1.2	$—	$2.0	$(1.1)	$26.8
2002	$29.8	$2.8	$—	$2.9	$(4.5)	$31.0	15.7%
2003	$24.7	$1.4	$—	$5.7	$5.6	$37.4	20.6%
2004	$57.3	$(0.1)	$—	$(1.8)	$(3.2)	$52.2	39.6%
2005	$72.6	$(2.2)	$—	$0.1	$(7.3)	$63.2	21.1%
2006	$58.6	$0.4	$—	$(1.7)	$4.4	$61.7	-2.4%
2007	$54.9	$3.6	$—	$(1.2)	$4.4	$61.7	0.0%
2008	$67.2	$13.1	$—	$0.4	$2.1	$82.8	34.2%
2009	$146.3	$(19.6)	$—	$(1.8)	$0.1	$125.0	51.0%
2010	$170.1	$0.5	$—	$(10.4)	$0.3	$160.5	28.4%
2011	$188.0	$7.1	$—	$(1.3)	$0.3	$194.1	20.9%
2012	$219.7	$—	$—	$(3.5)	$—	$216.2	11.4%
2013	$253.1	$(2.5)	$—	$(2.3)	$—	$248.3	14.8%
2014	$266.2	$(6.0)	$12.5	$(1.0)	$—	$271.7	9.4%
2015	$299.7	$12.9	$(2.0)	$(0.8)	$—	$309.8	14.0%
2016	$332.8	$28.1	$(2.1)	$1.8	$—	$360.6	16.4%
2017	$470.2	$34.1	$(2.1)	$(102.4)	$—	$399.8	10.9%
2018	$574.0	$(24.4)	$(2.5)	$7.4	$—	$554.5	38.7%
2019	$656.1	$0.2	$(0.8)	$2.9	$—	$658.4	18.7%
2020	$421.0	$259.2	$4.0	$2.1	$—	$686.3	4.2%
Compound annual growth rate 2001–2020							18.6%

	GAAP net income per share (diluted)	Floating yield adjustment per share (diluted)	Senior notes adjustment per share (diluted)	Income tax adjustment per share (diluted)	Other adjustments per share (diluted)	Adjusted net income per share (diluted)	Year-to-year change
2001	$0.57	$0.03	$—	$0.05	$(0.03)	$0.62
2002	$0.69	$0.06	$—	$0.07	$(0.11)	$0.71	14.5%
2003	$0.57	$0.03	$—	$0.13	$0.13	$0.86	21.1%
2004	$1.40	$—	$—	$(0.04)	$(0.09)	$1.27	47.7%
2005	$1.85	$(0.06)	$—	$—	$(0.18)	$1.61	26.8%
2006	$1.66	$0.01	$—	$(0.05)	$0.13	$1.75	8.7%
2007	$1.76	$0.11	$—	$(0.04)	$0.15	$1.98	13.1%
2008	$2.16	$0.42	$—	$0.01	$0.07	$2.66	34.3%
2009	$4.62	$(0.62)	$—	$(0.06)	$0.01	$3.95	48.5%
2010	$5.67	$0.02	$—	$(0.35)	$0.01	$5.35	35.4%
2011	$7.07	$0.26	$—	$(0.04)	$0.01	$7.30	36.4%
2012	$8.58	$—	$—	$(0.13)	$—	$8.45	15.8%
2013	$10.54	$(0.11)	$—	$(0.09)	$—	$10.34	22.4%
2014	$11.92	$(0.27)	$0.56	$(0.04)	$—	$12.17	17.7%
2015	$14.28	$0.62	$(0.10)	$(0.03)	$—	$14.77	21.4%
2016	$16.31	$1.37	$(0.10)	$0.09	$—	$17.67	19.6%
2017	$24.04	$1.74	$(0.11)	$(5.23)	$—	$20.44	15.7%
2018	$29.39	$(1.25)	$(0.13)	$0.38	$—	$28.39	38.9%
2019	$34.57	$0.01	$(0.04)	$0.16	$—	$34.70	22.2%
2020	$23.47	$14.45	$0.22	$0.12	$—	$38.26	10.3%
Compound annual growth rate 2001–2020							24.3%

As the second table shows, adjusted net income per share (diluted) increased 10.3% in 2020. Since 2001, adjusted net income per share (diluted) has increased at a compounded annual rate of 24.3%. The slower growth in net income per share (diluted) last year is attributable to the impact of COVID-19 on loan performance and to reduced loan origination levels, both discussed in more detail in later sections.

HISTORY

Credit Acceptance was founded in 1972 by our former Chairman of the Board, Don Foss. From 1972 through the early 1990s, there were very few companies attempting to serve the market segment that Don had identified. As a result, during this period we had an almost unlimited opportunity to write new business at very high levels of profitability. Following our initial public stock offering in June of 1992, our business grew rapidly. Over the next four years, GAAP earnings per share (diluted) grew at a compounded annual rate of 45.2%, to $0.89 in 1996 from $0.20 in 1992.

But our reported results during this period did not reflect the true economic performance of our business. At this point in our history, we did not have the ability to forecast the future cash flows we expected from our loan portfolio or to produce financial statements using the adjusted methodology described above. If we had had that ability, it would have told us that the profitability of the loans we were originating was rapidly deteriorating. Following our initial public offering, we began to see a dramatic increase in competition, in part inspired by our prior success. In 1993 and 1994, the loans we were originating were still very profitable. But by the end of 1995, this was no longer true. Because we did not have the right tools in place to monitor the profitability of the loans we were originating, we continued to grow rapidly in 1995, 1996 and most of 1997.

During the third quarter of 1997, we installed a new system that provided us with the data we needed to begin forecasting the future cash flows expected from each loan. While our initial efforts at forecasting were not perfect, obtaining this new capability was a key milestone in our history. But before we could take full advantage of it, we first had to repair the damage caused by our prior mistakes. In the third quarter of 1997, we recorded a $60.0 million charge to reflect our revised estimate of the cash flows our loan portfolio would generate. The charge caused a GAAP loss of $27.7 million for the quarter. I and Doug Busk, who is still a key member of our leadership team, traveled all over the country meeting with lenders and rating agencies to explain what had occurred and plead for mercy. It was a humbling experience and one I promised myself I would not repeat. While our lenders agreed to waive our covenant violations, it was clear the period of easily accessible capital had come to an end. Our share price, which had peaked at $28.75 in October of 1995, had fallen to a low of $3.00 in October of 1997.

We spent much of 1998 and 1999 reducing our debt balances and using the insights we had learned from our new system to invest our existing capital in loans that would be more profitable. We eliminated unprofitable dealer relationships and began to establish advance rates on new loans that reflected the cash flows we were forecasting from those loans. (An advance is the amount paid to dealers when loans are originated.) We made steady progress, greatly assisted by the fact that many of our competitors had made even worse mistakes and were forced to exit our market entirely.

Our mistakes from the past, however, were not yet behind us, and in 1999 we recorded an additional $60.8 million charge reflecting even lower estimated cash flows for loans originated in 1995–1997 than we had recorded previously. This charge caused a GAAP loss for the third quarter of 1999 of $33.6 million and a loss of $12.6 million for the year, a result which would have been worse if not for a $10.0 million after-tax gain from the sale of a credit reporting business we had acquired in 1996. The loss made 1999 the only unprofitable year in our history. While this disappointing result made our job of obtaining additional capital more difficult, this obstacle was less important than it had been in 1997. By the end of 1999, we had repaid a significant portion of our debt and were more focused on investing the capital we did have at a higher rate of return.

Another important milestone occurred in 1999. Tom Tryforos joined our Board. My relationship with Tom goes back to the early 1990s. Tom invested in Credit Acceptance shortly after our initial public offering and shrewdly sold his investment as competition in our market began to intensify. He was able to exit with a nice profit on his investment. I spent a fair amount of time in investor relations during this period, and although I was inexperienced, I was smart enough to recognize that Tom was different from any other investor I had met. He had an annoying knack of asking questions that I realized were of critical importance but that I had never thought to ask myself. I lost contact with him for a few years after he sold his position, but he resurfaced again in 1997 after our share price had dropped. He had decided to reinvest, and I began speaking to him on a regular basis. I took the opportunity to learn as much as I could from Tom, and his influence made a significant difference not only in my career but also in the Company’s success in the years that followed. The Company’s relationship with Tom was formalized in July of 1999, when he joined our Board. Not only was Tom still asking all the right questions, but he was now helping us find the answers. One of the first changes he made as a Board member was to establish a minimum required return on capital. The message was clear: If we couldn’t earn more than our cost of capital, we needed to give that capital back to shareholders. This message got our attention, since at the time we weren’t meeting his minimum requirement.

In 2000, we continued to focus on improving our return on capital. By the end of 2000, we had undergone a dramatic transformation. From 1992 until 1997, the amount of capital we required increased at a remarkable rate. At year-end 1992, we had had $42.2 million in capital invested. By year-end 1997, that number had grown to $640.7 million. Over that same period, we had gone from writing loans that produced returns on capital in excess of 20% to writing those that barely earned a return at all. By the end of 2000, invested capital had declined to $414.1 million, but for the first time in many years, the return on capital of the loans we originated during the year exceeded our cost of capital. By only investing our capital when we could earn an appropriate return, we went from consuming capital rapidly to generating excess capital, which we used to continue repaying outstanding debt.

With Tom’s help, we found another important way to use our capital: We began to repurchase our shares. From August of 1999, when our share repurchase program began, through the end of 2000, we repurchased over 3.8 million shares of stock at an average price of $5.24. Based on our share price today, the shares we repurchased for just over $20 million during that period are now worth over $1.3 billion. Tom earned his Board fees that year, which at the time were $1,500 per quarter.

In 2001, we began to grow our loan volumes again. By this time, we had transformed our sales force from a small team located at our headquarters to a much larger, field-based team located in the markets we served. During that year, we implemented our Internet-based loan origination system, called CAPS, which enabled us to greatly simplify our program and make it easier for dealers to use. CAPS allowed us to implement even more precise pricing based on the individual characteristics of each application we received, and allowed us to provide offers to the dealer much faster. Perhaps most important, CAPS made it easier for us to experiment, and we began piloting different requirements for new loans, including writing longer-term loans than we had previously. In 2001, we grew loans receivable by 21.8% and we reported GAAP earnings of $24.7 million, or $0.57 a share. (Adjusted net income for 2001, first reported in 2005, was $26.8 million.)

I was named CEO in January of 2002. The progress we made over the next 19 years is reflected in the tables above. Adjusted net income per share (diluted) increased at a compounded annual rate of 24.3%. We faced challenges during this period, many of which related to the impact of competitive and economic cycles. I will discuss these cycles in more detail in the next section. But over the last 19 years, we succeeded in spite of the challenges. We continued to focus on investing our capital wisely, and consistently earned a return on capital well above its cost, even in years when our loans performed worse than we expected. We gave even more attention to our core business, exiting several non-core businesses that we had started prior to 2002. We continued to use excess capital to repurchase stock, buying approximately 31.8 million shares from 2001 through 2020. But mostly, we focused on applying the many lessons we had learned over the years to improve our product and our culture. Today, we have a product that provides enormous benefits to our dealers and our customers, and a culture that attracts talented people to our company and enables them to perform to their potential. Our work environment has received numerous awards, including being recognized by Fortune magazine in its annual list of 100 Best Companies to Work For.

IMPACT OF BUSINESS CYCLES ON OUR PERFORMANCE

It is important for shareholders to understand the impact of the external environment on our performance. Both competitive cycles and economic cycles have affected our results historically and are likely to do so in the future.

Competitive cycles

We have gone through several cycles of competition. From 1972 through the early 1990s, we had very little competition. This changed following our initial public offering in 1992, as I described earlier. In late 1997, competition retreated when capital became unavailable. But competition started to return in 2003. The environment became increasingly difficult as it became easier for competitors to obtain capital. The cycle came to a halt toward the end of 2007, when capital markets tightened as a result of the financial crisis.

In contrast to the poor results we delivered during the first cycle (1993–1997), we produced very good ones during the second cycle (2003–2007). We had improved many important aspects of our business between the first and second cycles, including our ability to predict loan performance, deploy risk-adjusted pricing, monitor loan performance and execute key functions consistently.

As a result of the increasingly difficult competitive environment, and our reluctance to increase the money we advanced to dealers for the loans (since larger advances would have diminished our margin of safety), volume per dealer declined 41.7% from 2003 to 2007. In order to grow, we focused on increasing the number of active dealers. This strategy was successful—the number of active dealers increased to 2,827 in 2007 from 950 in 2003. During this same period, adjusted net income per share (diluted) increased at a compounded annual rate of 23.2%, growing to $1.98 from $0.86.1

1 See Exhibit A for a reconciliation of these adjusted financial measures to the most directly comparable GAAP financial measures.

The second cycle ended in late 2007. In contrast to the first cycle, which ended when capital providers understandably lost confidence in the industry as a result of poor financial results, this cycle ended for reasons that had little to do with anything that occurred in our industry. Instead, this cycle ended as a result of the financial crisis triggered by the collapse of the housing market. Capital again began to retreat from our industry, and many of our competitors either exited the market entirely or dramatically reduced originations. Competition began to return to our market in 2010, but the environment nevertheless remained favorable in that year and in 2011. As a result, we made considerable progress during the 2007–2011 period. The following table compares the results from each of the two periods:

	Active dealers			Adjusted net income per share (diluted) [1]
Period	Start of period	End of period	Compound annual growth rate	Start of period	End of period	Compound annual growth rate
2003–2007	950	2,827	31.3%	$0.86	$1.98	23.2%
2007–2011	2,827	3,998	9.1%	$1.98	$7.30	38.6%
1 See Exhibit A for a reconciliation of these adjusted financial measures to the most directly comparable GAAP financial measures.

Although we had success during both periods, adjusted net income per share grew more rapidly during the 2007–2011 period. While the number of active dealers grew more slowly than it had in 2003–2007, the lack of significant competition allowed us to reduce advance rates and dramatically improve per unit profitability. Our performance during 2007–2011 was even more impressive when you consider it occurred in a difficult economic environment and during a period when we were capital-constrained because of the disruption the financial crisis had caused in the capital markets.

The favorable competitive environment began to change rapidly starting in 2012 as capital returned to our market. By 2013, the number of vehicles financed for customers with subprime credit scores—one indicator of the degree of competition—had surpassed the comparable number in 2007, the last year of the prior cycle. Since 2013, the competitive environment has continued to be difficult.

As we did in the 2003–2007 cycle, we have again focused on growing our profits by growing the number of active dealers. This strategy has become more difficult with time due to the challenge of increasing a larger active dealer base at the same rate. When the 2003–2007 cycle started, we had only 950 active dealers. By 2011, the number had grown to 3,998. Despite the much larger dealer base, our strategy has again produced impressive growth in adjusted net income per share, although such growth has been slower in the 2011–2020 period than in the prior two periods. The table below updates the previous table with the results for 2011–2020:

	Active dealers			Adjusted net income per share (diluted) [1]
Period	Start of period	End of period	Compound annual growth rate	Start of period	End of period	Compound annual growth rate
2003–2007	950	2,827	31.3%	$0.86	$1.98	23.2%
2007–2011	2,827	3,998	9.1%	$1.98	$7.30	38.6%
2011–2020	3,998	12,690	13.7%	$7.30	$38.26	20.2%
1 See Exhibit A for a reconciliation of these adjusted financial measures to the most directly comparable GAAP financial measures.

The current cycle has now lasted longer than either of the prior two cycles. The longer the cycle continues and the larger our active dealer base becomes, the more difficult it will be to grow active dealers. This is seen in our results for the last four years, when the number of active dealers grew at the single-digit rates of 9.6% in 2017, 8.5% in 2018 and 7.0% in 2019, before declining 5.3% in 2020. I discuss this challenge in more detail in a later section.

In spite of the COVID-19 crisis, the competitive environment continued to be difficult last year. In the early stages of the crisis, when its impact on loan performance was unclear, we did see a modest improvement. But competition quickly returned to the market as federal stimulus money mitigated the economic impact of the crisis on loan performance and capital continued to be available throughout the year at attractive rates. As long as capital is widely available, an improvement in the competitive environment seems unlikely.

Economic cycles

Economic cycles affect our business as well. Increases in the unemployment rate put downward pressure on loan performance, and conditions in the capital markets can make it more difficult to access the capital we need to fund our business.

From 1972 through 1991, the United States experienced two significant increases in the unemployment rate. The first occurred in 1974–1975 and the second in 1980–1982. However, the information we accumulated during these periods was largely anecdotal, as we did not capture loan performance data during this early stage of the Company’s development.

We began to capture loan performance data in 1991 (although we did not have the tools to adequately assess this data until 1997). The period from 1991 through April of 2008 was a time of relatively stable unemployment levels. The only significant increase in unemployment rates occurred in 2001. But that was a year in which we made major changes to our origination systems and loan programs that made it harder for us to draw clear conclusions from what we observed. As a result, prior to the economic downturn that began to unfold in 2007, we had only a limited ability to predict the impact of sharply rising unemployment rates on our loan portfolio. One conclusion we did draw (from the limited information we had accumulated for the period 1972 through April 2008) was that our loans would likely perform better than many outside observers would expect. However, that conclusion was far from certain.

Adding to the difficulty was the fact that 2007 was also a period of intense competition within our industry. As I discuss in more detail in a later section, loans originated during highly competitive periods tend to perform worse. From April 2008 through October 2009, the national unemployment rate increased to 10.0% from 5.0%. This combination of events—intense competition, followed by severe economic deterioration—provided a perfect test of our business model, one that would confirm either our views or the views of skeptics. We believe that our financial results during the financial crisis demonstrate that we passed the test with flying colors. Adjusted net income per share (diluted) rose 34.3% in 2008 and 48.5% in 2009.

We did experience deterioration in our loan performance, but it was modest. In contrast, many of our competitors experienced a much greater fall-off in their loan performance and reported poor financial results. Because our competitors have generally targeted low levels of per loan profitability and have used debt much more extensively than we have, adverse changes in the economic environment have historically had a much more damaging impact on their results than on ours.

After peaking in October of 2009, the unemployment rate slowly trended downward over the next decade, creating a relatively benign environment for loan performance, but also creating ideal conditions for capital and competition to flow into our market. But in 2020, the environment changed abruptly as a result of an event we hadn’t even considered in our planning, a global pandemic.

In last year’s letter, I expressed concern about how the COVID-19 pandemic might impact our business. At the time my letter was published last year, we feared the impact of the pandemic on both loan performance and access to capital might be worse than anything we had experienced during prior cycles. In the early stages of the pandemic, there was plenty of evidence to support our concerns. In April, the unemployment rate increased sharply, and many of our customers fell behind in their payments. We took numerous steps to assist our customers, including suspending all repossessions, eliminating late fees and making modifications to the credit reporting process. All these efforts were designed to give customers a better chance to make it through a crisis that put them in a vulnerable position through no fault of their own.

Our first-quarter earnings release in 2020 included a $206.5 million reduction in the forecasted net cash flows from our loan portfolio to reflect the impact of the pandemic. Because the situation was not one we had experienced before, we were not confident that the data we had accumulated during prior stress scenarios would be a useful predictor of the results during this one. As a result, the adjustment was highly subjective.

As the year progressed, the unemployment rate began to gradually decline. In addition, two federal stimulus bills were enacted that included direct payments and enhanced unemployment benefits. Loan performance improved markedly after the first stimulus payments were distributed, and it continued to improve throughout the year. No further adjustments to our forecast were required during the year, and by year-end, approximately half of the adjustment we recorded in the first quarter had been reversed. Although the pandemic is not yet over, at this stage it appears the impact on loan performance will be considerably less damaging than the impact we expected a year ago.

Access to capital

Besides affecting loan performance, the 2007–2009 financial crisis made it more difficult to access capital. The tightening of the capital markets began in mid-2007 and continued throughout 2008 and much of 2009. During 2008, we had enough success obtaining capital to be able to originate $786.4 million in new loans, an increase of 14.1% from 2007.

The capital markets became less accessible as 2008 progressed, however. As a result, we began to slow originations growth through pricing changes which began in March and continued throughout the remainder of 2008. During 2009, we continued to slow originations based on the capital we had available. We originated $619.4 million of new loans, 21.2% less than in 2008. While we would have preferred a higher level of originations, we did not have access to the new capital we would have required on terms that we found acceptable.

Our access to capital improved at the end of 2009, and since then capital has been readily available. Since 2009, we have taken several steps to improve our position: We have (1) completed six offerings of senior notes, two series of which are currently outstanding and which provide us with $800.0 million of long-term-debt capital; (2) lengthened the terms of our asset-backed financings; (3) increased our revolving credit facilities to $1.6 billion currently from $540.0 million at the end of 2009; and (4) lengthened the terms of these facilities so the earliest date they mature is December 2021. We maintain a considerable amount of available borrowing capacity under our revolving credit facilities at all times: As of the date of this letter, we have $1.5 billion of such unused capacity.

Lengthening the term of our debt facilities, issuing higher-cost long-term debt and keeping available a significant portion of our revolving credit facilities increase our funding costs and reduce short-term profitability. However, these steps greatly improve our ability to fund new loans should capital markets become inaccessible. While we had concerns that the COVID-19 pandemic might cause capital constraints, those constraints didn’t materialize and we were able to successfully execute our financing plans last year on favorable terms. Nevertheless, should capital become more difficult to access in the future, we believe we are well positioned.

ECONOMIC PROFIT

We use a financial metric called Economic Profit to evaluate our financial results and determine incentive compensation. Besides including the adjustments discussed above and in prior-year letters, Economic Profit differs from GAAP net income in one other important respect: Economic Profit includes a cost for equity capital.

The following table summarizes Economic Profit for 2001–2020:1

($ in millions)	Adjusted net income	Imputed cost of equity[2]	Economic Profit	Year-to-year change
2001	$26.8	$(30.0)	$(3.2)
2002	$31.0	$(35.6)	$(4.6)	—
2003	$37.4	$(34.5)	$2.9	—
2004	$52.2	$(34.4)	$17.8	513.8%
2005	$63.2	$(34.5)	$28.7	61.2%
2006	$61.7	$(29.6)	$32.1	11.8%
2007	$61.7	$(27.2)	$34.5	7.5%
2008	$82.8	$(35.8)	$47.0	36.2%
2009	$125.0	$(45.9)	$79.1	68.3%
2010	$160.5	$(47.8)	$112.7	42.5%
2011	$194.1	$(51.0)	$143.1	27.0%
2012	$216.2	$(56.6)	$159.6	11.5%
2013	$248.3	$(75.1)	$173.2	8.5%
2014	$271.7	$(87.5)	$184.2	6.4%
2015	$309.8	$(93.2)	$216.6	17.6%
2016	$360.6	$(113.8)	$246.8	13.9%
2017	$399.8	$(142.8)	$257.0	4.1%
2018	$554.5	$(214.1)	$340.4	32.5%
2019	$658.4	$(225.7)	$432.7	27.1%
2020	$686.3	$(215.0)	$471.3	8.9%

Compound annual growth rate 2003–2020				34.9%

Economic Profit improved 8.9% in 2020, to $471.3 million from $432.7 million in 2019. In 2001, Economic Profit had been a negative $3.2 million.
1See Exhibit A for a reconciliation of the adjusted financial measures to the most directly comparable GAAP financial measures.
2We determine the imputed cost of equity by using a formula that considers the risk of the business and the risk associated with our use of debt. The formula is as follows: average equity x {(the average 30-year Treasury rate + 5%) + [(1 – tax rate) x (the average 30-year Treasury rate + 5% – pre-tax average cost-of-debt rate) x average debt / (average equity + average debt x tax rate)]}.

Economic Profit is a function of three variables: the adjusted average amount of capital invested, the adjusted return on capital, and the adjusted weighted average cost of capital. The following table summarizes our financial performance in these areas since 2001:1

($ in millions)	Adjusted average capital invested	Adjusted return on capital	Adjusted weighted average cost of capital	Spread
2001	$469.9	7.7%	8.4%	-0.7%
2002	$462.0	7.9%	8.9%	-1.0%
2003	$437.5	9.7%	9.0%	0.7%
2004	$483.7	12.3%	8.6%	3.7%
2005	$523.4	13.7%	8.3%	5.4%
2006	$548.5	13.9%	8.1%	5.8%
2007	$710.1	11.9%	7.0%	4.9%
2008	$975.0	11.3%	6.4%	4.9%
2009	$998.7	14.6%	6.7%	7.9%
2010	$1,074.2	17.7%	7.2%	10.5%
2011	$1,371.1	16.8%	6.4%	10.4%
2012	$1,742.8	14.7%	5.5%	9.2%
2013	$2,049.2	14.1%	5.7%	8.4%
2014	$2,338.1	13.2%	5.3%	7.9%
2015	$2,831.9	12.7%	5.0%	7.7%
2016	$3,572.0	11.9%	5.0%	6.9%
2017	$4,276.4	11.2%	5.2%	6.0%
2018	$5,420.9	12.5%	6.2%	6.3%
2019	$6,372.2	12.7%	6.0%	6.7%
2020	$7,076.0	11.8%	5.2%	6.6%

Compound annual growth rate 2001–2020	15.3%
1See Exhibit A for a reconciliation of the adjusted financial measures to the most directly comparable GAAP financial measures.

As the table shows, we earned less than our cost of capital in 2001 and 2002. Although we were making steady progress in improving per loan profitability during this period, we were forced to reduce originations in 2002 due to capital constraints, which negatively impacted the reported results. From 2003 to 2011, Economic Profit improved as a result of growth in average capital, higher returns on capital and lower costs of capital. In 2003, our return on capital was 9.7%. In 2011, as a result of a favorable competitive environment, it was 16.8%. Since 2011, almost all of the growth in Economic Profit has occurred from increasing average capital. In each year from 2011 through 2017, the return on capital declined as competition returned to our market. The trend reversed in 2018 as our return on capital improved, by 130 basis points, due to a change in the federal tax rate. In 2019, our return on capital increased again, but by only 20 basis points.

Last year, our return on capital declined by 90 basis points due to the impact of COVID-19 on loan performance. As mentioned above, at the end of the first quarter, we adjusted our forecasting models downward in anticipation that the pandemic would negatively impact loan performance. Because we treat changes in forecasted cash flows as an adjustment to our loan yield for adjusted earnings, the impact of that adjustment on our return on capital didn’t occur until the second quarter. That adjustment was the primary reason our adjusted return on capital fell from 12.6% in the first quarter to 10.8% in the second. Then, as loan performance improved in the second half of the year, the adjusted return on capital improved as well, to 11.3% in the third quarter and 12.5% in the fourth.

There are several points worth mentioning. First, we have grown adjusted average capital each year starting in 2004. The growth is a direct result of our success in growing the number of active dealers. While variables like volume per dealer and contract size impact adjusted average capital growth as well, the trend in the number of active dealers tells us much of what we need to know to understand the trajectory of our business. Growing the number of active dealers makes future Economic Profit growth likely. If we are unable to grow the number of active dealers, Economic Profit growth will likely stall. This is important since last year the number of active dealers declined. While I believe the pandemic contributed to this decline, the downturn follows a trend of decelerating growth which began in 2016. (I discuss this trend in more detail in a later section.)

Second, while the return on capital has been volatile, expenses as a percentage of adjusted average capital have declined for 13 of the last 14 years, to 4.6% in 2020 from 15.1% in 2006. This underscores the importance of growing average capital. As long as the return on incremental capital invested exceeds the cost of that capital, growing average capital increases Economic Profit directly. In addition, growing average capital improves the return on capital by reducing the impact of expenses, since a portion of our expenses are fixed. The volatility in the return on capital is due to the revenue component, which moves up and down based on the competitive environment. When the competitive environment is favorable, we reduce advance rates (the amount we pay the dealer at loan origination), and that increases our return. When the competitive environment worsens, the opposite occurs. But growing expenses more slowly than capital allows us to achieve greater returns in both favorable and unfavorable environments.

Finally, in last year’s letter, I wrote that I believed growing Economic Profit in 2020 would be a challenge. We did better than I expected. While the impact of the pandemic on loan performance caused our return on capital to fall, the weighted average cost of capital fell by almost the same amount. Adjusted average capital grew by 11.0% and Economic Profit by 8.9%. Although we exceeded my expectation last year, the challenges I described last year are still present. While adjusted average capital grew 11.0%, this growth was primarily a function of rapid loan growth that occurred in 2018. Adjusted average capital growth declined during 2020 to 7.7% in the fourth quarter from 15.1% in the first quarter. The improved loan performance that occurred during the second half of the year did provide some positive momentum to the return on capital, but when returns eventually flatten, Economic Profit growth will stall unless growth in active dealers and adjusted average capital can be addressed.

We could achieve more loan volume and faster growth in average capital by increasing advance rates, but using Economic Profit as our primary financial performance measure means we need to carefully assess the impact of higher advance rates not just on volume but on the return on capital. As the spread between the return on capital and the weighted average cost of capital narrows, the break-even level of growth in capital invested required to offset a further narrowing increases. For example, in 2011, when the spread between the adjusted return on capital and the weighted average cost of capital was 10.4%, a 100-basis-point reduction in this spread would have required growth in average capital of 10.6% in order to achieve an equivalent amount of Economic Profit (10.4% / (10.4% – 1.0%) – 1). Today, that same 100-basis-point reduction in the spread would require average capital growth of 17.9% (6.6% / (6.6% – 1.0%) – 1). This means that today, in contrast with 2011, we have limited ability to generate Economic Profit growth by pricing our product more aggressively. Pricing more aggressively would generate more volume and faster growth in average capital, but the reduction in our return on capital would, based on our current calculations, mean an overall reduction in the amount of Economic Profit we would be generating on new loans.

Although future growth in Economic Profit is not assured, we do think additional gains are possible once the COVID-19 crisis is behind us. To the extent such gains occur, we expect they will be a direct result of our daily efforts to improve our product and our culture. What we won’t do is take risks that we think are unwise in an effort to grow beyond the natural constraints that are part of any business. We will continue to focus on what we know best, and we will continue to invest your capital in ways we believe make sense. What we can’t invest with a margin of safety we will return to you.

LOAN PERFORMANCE

One of the most important variables determining our financial success is loan performance. The most critical time to correctly assess future loan performance is at loan inception, since that is when we determine the amount we pay to the dealer.

At loan inception, we use a statistical model to estimate the expected collection rate for each loan. The statistical model is called a credit scorecard. Most consumer finance companies use such a tool to forecast the performance of the loans they originate. Our credit scorecard combines credit bureau data, customer data supplied in the credit application, vehicle data, dealer data, and data captured from the loan transaction such as the initial loan term or the amount of the down payment received from the customer. We developed our first credit scorecard in 1998 and have revised it several times since then. An accurate credit scorecard allows us to properly price new loan originations, which improves the probability that we will actually realize our expected returns on capital.

Subsequent to loan inception, we continue to evaluate the expected collection rate for each loan. Our evaluation becomes more accurate as the loans age, since we use actual loan performance data in our forecast. By comparing our current expected collection rate for each loan with the rate we projected at the time of origination, we are able to assess the accuracy of that initial forecast.

The following table compares, for each of the last 20 years, our December 31, 2020, forecast of loan performance with our initial forecast:

	December 31, 2020, forecast	Initial forecast	Variance
2001	67.3%	70.4%	-3.1%
2002	70.4%	67.9%	2.5%
2003	73.7%	72.0%	1.7%
2004	73.0%	73.0%	0.0%
2005	73.6%	74.0%	-0.4%
2006	70.0%	71.4%	-1.4%
2007	68.1%	70.7%	-2.6%
2008	70.4%	69.7%	0.7%
2009	79.5%	71.9%	7.6%
2010	77.7%	73.6%	4.1%
2011	74.8%	72.5%	2.3%
2012	73.8%	71.4%	2.4%
2013	73.4%	72.0%	1.4%
2014	71.6%	71.8%	-0.2%
2015	65.2%	67.7%	-2.5%
2016	63.6%	65.4%	-1.8%
2017	64.1%	64.0%	0.1%
2018	64.0%	63.6%	0.4%
2019	64.4%	64.0%	0.4%
2020	64.8%	63.4%	1.4%

Average[1]	67.5%	67.1%	0.4%
1Calculated using a weighted average based on loan origination dollars.
Loan performance can be explained by a combination of internal and external factors. Internal factors include the quality of our origination and collection processes, the quality of our credit scorecard, and changes in our policies governing new loan originations. External factors include the unemployment rate, the retail price of gasoline, vehicle wholesale values, and the cost of other required expenditures (such as for food and energy) that impact our customers. In addition, the level of competition is thought to impact loan performance through something called adverse selection.
Adverse selection as it relates to our market refers to an inverse correlation between the number of lenders that are competing for the loan and the accuracy of an empirical scorecard. Said another way, without any competition it is relatively easy to build a scorecard which accurately assesses the probability of payment based on attributes collected at the time of loan origination. As competition increases, creating an accurate scorecard becomes more challenging.
To illustrate adverse selection, we will give a simple example. Assume that the scorecard we use to originate loans is based on a single variable, the amount of the customer’s down payment, and that the higher the down payment, the higher the expected collection rate. Assume that for many years, we have no competitors and we accumulate performance data indicating that loans with down payments above $1,000 consistently produce the same average collection rate. Then assume that we begin to compete with another lender whose scorecard ignores down payment and instead emphasizes the amount of the customer’s weekly income.

As the new lender begins to originate loans, our mix of loans will be impacted as follows: We will start to receive loans for borrowers with lower average weekly incomes as the new lender originates loans for borrowers with higher weekly incomes—i.e., borrowers whose loans we would have previously originated. Furthermore, since our scorecard only focuses on down payment, the shift in our borrower mix will not be detected by our scorecard, and our collection rate expectation will remain unchanged. It is easy to see that this shift in borrower characteristics will have a negative impact on loan performance, and that this impact will be missed by our scorecard.

Although the real world is more complex than this simple example—with hundreds of lenders competing for loans and with each lender using many variables in its scorecard—adverse selection is something that probably does impact loan performance.

Over the 20-year period shown in the table above, our loans have performed on average 40 basis points better than our initial forecasts. Loans originated in seven of the 20 years have yielded actual collection results worse than our initial estimates.

Loans originated in 2001 had an unfavorable variance of 310 basis points. We attribute this result to major changes we made that year in our origination systems and loan programs, as well as a new collection system we implemented the following year.

Loans originated in 2005, 2006 and 2007 performed worse than our initial forecasts by 40, 140 and 260 basis points, respectively. Since these loans were made in a highly competitive period and serviced during a severe economic downturn, this result is not surprising. What is noteworthy, however, is that the underperformance was modest. To put the underperformance in perspective, we estimate that a 100-basis-point change in our collection forecast impacts the return on capital by 40–60 basis points. As a result, loans originated during this period were still very profitable, even though they performed worse than we had forecast.

Loans originated in 2014, 2015 and 2016 also performed worse than our initial forecasts, by 20, 250 and 180 basis points, respectively. We attribute the underperformance to the impact of adverse selection that occurred due to an increase in competition during this period. Again, although the loans performed worse than our initial estimates, they still earned a return above our cost of capital.

Loans originated in 13 of the 20 years performed better than or as well as our initial forecasts. The performance of loans originated in 2009 and 2010 exceeded our initial forecasts by 760 and 410 basis points, respectively. These large positive variances were due to reductions we made in our initial forecasts during this period based on our concerns about how the economic environment might impact loan performance. In retrospect, our adjustments were too large, and the loans originated during those two years performed better than we had forecast. It is instructive that our largest forecasting errors over the past 20 years have occurred because we were too pessimistic about loan performance, not because we were too optimistic—a result which we do not believe is typical in our industry.

Our forecast as of year-end 2020 for loans originated in 2019 and 2020 exceeds our initial estimate by 40 and 140 basis points, respectively. While we recognize that the forecast for those years could still change, we are encouraged thus far by the way these loans have performed in an economic environment impacted by the pandemic.

We have understood for many years that expecting to predict the performance of our loans with exacting precision is not realistic. For this reason, we have always made it a priority to maintain a margin a safety so that, even if our forecasts prove to be optimistic, our loans will still be profitable. Because of this approach, we can withstand a significant deterioration in loan performance and still have an opportunity to move forward and create significant value for our shareholders.

UNIT VOLUME

The following table summarizes the growth in number of loans, or unit volume, for 2001–2020:

	Unit volume	Year-to-year change
2001	61,928
2002	49,801	-19.6%
2003	61,445	23.4%
2004	74,154	20.7%
2005	81,184	9.5%
2006	91,344	12.5%
2007	106,693	16.8%
2008	121,282	13.7%
2009	111,029	-8.5%
2010	136,813	23.2%
2011	178,074	30.2%
2012	190,023	6.7%
2013	202,250	6.4%
2014	223,998	10.8%
2015	298,288	33.2%
2016	330,710	10.9%
2017	328,507	-0.7%
2018	373,329	13.6%
2019	369,805	-0.9%
2020	341,967	-7.5%

Compound annual growth rate 2001–2020		9.4%
Since 2001, unit volume has grown at a compounded annual rate of 9.4%. In 2020, unit volume declined 7.5%.

Unit volume is a function of the number of active dealers and the average volume per dealer. The following table summarizes the trend in each of these variables from 2001 to 2020:

	Active dealers	Year-to-year change	Unit volume per dealer	Year-to-year change
2001	1,180		52.5
2002	843	-28.6%	59.1	12.6%
2003	950	12.7%	64.7	9.5%
2004	1,212	27.6%	61.2	-5.4%
2005	1,759	45.1%	46.2	-24.5%
2006	2,214	25.9%	41.3	-10.6%
2007	2,827	27.7%	37.7	-8.7%
2008	3,264	15.5%	37.2	-1.3%
2009	3,168	-2.9%	35.0	-5.9%
2010	3,206	1.2%	42.7	22.0%
2011	3,998	24.7%	44.5	4.2%
2012	5,319	33.0%	35.7	-19.8%
2013	6,394	20.2%	31.6	-11.5%
2014	7,247	13.3%	30.9	-2.2%
2015	9,064	25.1%	32.9	6.5%
2016	10,536	16.2%	31.4	-4.6%
2017	11,551	9.6%	28.4	-9.6%
2018	12,528	8.5%	29.8	4.9%
2019	13,399	7.0%	27.6	-7.4%
2020	12,690	-5.3%	26.9	-2.5%
As the table shows, the gain in unit volume since 2001 has resulted, in most years, from an increase in the number of active dealers partially offset by a reduction in volume per dealer. Prior to the pandemic, we faced two challenges in growing unit volume. First, increased competition was making it more difficult to enroll new dealers and more difficult to retain those who had already enrolled, since they had more alternatives to choose from. In addition, increased competition was putting downward pressure on volume per dealer. Second, as the number of active dealers increased, it became harder to grow at the same rate. The impact of these challenges is apparent starting in 2016. After rapid growth in 2015, active dealer growth slowed each year from 2016 to 2019.

Last year, the pandemic added a third challenge. Starting in March, we experienced a significant decline in the demand for our product as authorities placed limits on economic activity in an effort to slow the spread of the virus. Those same restrictions hampered the ability of our field sales force to conduct in-person meetings with dealers, which reduced the sales force’s effectiveness. Unit volume in the first quarter declined by 10.1% from the same period of the prior year. Unit volume increased by 5.7% in the second quarter as stimulus payments increased demand. But the impact was temporary, and unit volume fell by 8.8% and 18.1% in the third and fourth quarters, respectively.

We are hopeful that the end of the pandemic is near and that a more normal environment will help us achieve more robust growth. However, the challenges that were present before the pandemic are likely to still be present after it ends. There are no easy answers to these challenges, but we operate in a large market. We believe there are still many dealers that would benefit from our program whom we have not yet been able to enroll.

PURCHASE PROGRAM

We have two programs: the Portfolio program and the Purchase program. We have offered the Portfolio program since the late 1980s, and the Purchase program since 2005. The Portfolio program has produced 79.7% of our unit volume since 2005. This program provides dealers with a cash payment at the time the loan is originated (the “advance”) and additional payments over time based on the performance of the loan (the “dealer holdback”). There are several aspects of the Portfolio program that we believe are advantageous. First, as described earlier, paying the dealer based on the performance of the loan creates an alignment of interests. Second, the dealer holdback provides a layer of protection in case our actual collection results are less than we forecasted. If that occurs, we offset a significant portion of the shortfall by reducing our dealer holdback liability. Finally, if loan performance is equal to or better than our expectations, the dealer ultimately makes more money from using the Portfolio program than from using the Purchase program. We love it when our dealers experience a financial reward for helping the customer succeed.

The Purchase program is a more traditional indirect auto finance product in that the dealer receives only a single payment at loan origination in exchange for assigning the loan to us. There is no financial incentive for the dealer tied to the performance of the loan, and we are not insulated from credit risk. With Purchase loans, if actual collections are less than we forecasted, our revenue is impacted by the full amount of any shortfall.

Given the advantages of the Portfolio program, we strongly prefer to invest in it as much of our capital as possible. However, because it generates high returns on capital, in most periods we have been unable to grow the program rapidly enough for it to absorb all of the capital generated. We developed the Purchase program both to attract dealers who have historically not been interested in our Portfolio program, and to gain an additional way to invest capital at attractive returns.

The following table summarizes volume from each program since 2005:

	Total		Portfolio program		Purchase program
Consumer loan assignment year	Unit volume	Year-to-year change	Unit volume	Year-to-year change	Unit volume	Year-to-year change
2005	81,184		73,708		7,476
2006	91,344	12.5%	87,519	18.7%	3,825	-48.8%
2007	106,693	16.8%	87,872	0.4%	18,821	392.1%
2008	121,282	13.7%	85,092	-3.2%	36,190	92.3%
2009	111,029	-8.5%	96,076	12.9%	14,953	-58.7%
2010	136,813	23.2%	124,388	29.5%	12,425	-16.9%
2011	178,074	30.2%	164,653	32.4%	13,421	8.0%
2012	190,023	6.7%	177,985	8.1%	12,038	-10.3%
2013	202,250	6.4%	189,101	6.2%	13,149	9.2%
2014	223,998	10.8%	203,155	7.4%	20,843	58.5%
2015	298,288	33.2%	260,604	28.3%	37,684	80.8%
2016	330,710	10.9%	260,026	-0.2%	70,684	87.6%
2017	328,507	-0.7%	238,313	-8.4%	90,194	27.6%
2018	373,329	13.6%	260,302	9.2%	113,027	25.3%
2019	369,805	-0.9%	248,455	-4.6%	121,350	7.4%
2020	341,967	-7.5%	219,246	-11.8%	122,721	1.1%

Compound annual growth rate 2005–2020		7.5%		20.5%		10.1%

Purchase loans have been profitable each year, including those years impacted by the 2007–2009 financial crisis. However, we recognize that if collections fall short of our forecast, the impact on profitability will be much greater with Purchase loans than with Portfolio loans. In other words, while Purchase loans have been very profitable historically, they are more risky.

The following table compares, for Portfolio loans and Purchase loans, our latest collection forecast with our initial forecast:

	Portfolio program			Purchase program
	Forecasted collection percentage as of [1]			Forecasted collection percentage as of [1]
Consumer loan assignment year	December 31, 2020	Initial forecast	Variance	December 31, 2020	Initial forecast	Variance
2005	73.6%	74.0%	-0.4%	75.7%	74.7%	1.0%
2006	69.9%	71.3%	-1.4%	75.6%	74.0%	1.6%
2007	68.0%	70.2%	-2.2%	68.6%	72.7%	-4.1%
2008	70.8%	70.2%	0.6%	69.7%	68.8%	0.9%
2009	79.3%	72.1%	7.2%	80.8%	70.5%	10.3%
2010	77.6%	73.6%	4.0%	78.7%	73.1%	5.6%
2011	74.6%	72.4%	2.2%	76.4%	72.7%	3.7%
2012	73.6%	71.3%	2.3%	75.9%	71.4%	4.5%
2013	73.4%	72.1%	1.3%	74.3%	71.6%	2.7%
2014	71.5%	71.9%	-0.4%	72.4%	70.9%	1.5%
2015	64.5%	67.5%	-3.0%	68.8%	68.5%	0.3%
2016	62.8%	65.1%	-2.3%	65.8%	66.5%	-0.7%
2017	63.4%	63.8%	-0.4%	65.6%	64.6%	1.0%
2018	63.5%	63.6%	-0.1%	65.1%	63.5%	1.6%
2019	64.1%	63.9%	0.2%	65.1%	64.2%	0.9%
2020	64.5%	63.3%	1.2%	65.4%	63.6%	1.8%

Average[2]	67.4%	67.2%	0.2%	67.4%	66.0%	1.4%
1The forecasted collection rates presented for Portfolio loans and Purchase loans reflect the loan classification at the time of assignment. Under our Portfolio program, certain events may result in dealers’ forfeiting their rights to dealer holdback. We transfer the dealers’ loans from the Portfolio loan portfolio to the Purchase loan portfolio in the period this forfeiture occurs.
2Calculated using a weighted average based on loan origination dollars.

The table shows that over the last 16 years, Purchase loans have performed modestly better than have Portfolio loans, as indicated by their weighted average variances (of 140 basis points and 20 basis points, respectively). Purchase loans did perform worse than Portfolio loans in 2007, but we have made changes to our Purchase program since that time based on what we have learned.

Not all dealers are eligible for the Purchase program. We use data we have accumulated over time to decide which dealers are eligible. Most Purchase loans are generated from larger, franchised dealerships, a segment that has historically been difficult to penetrate with our Portfolio program.

In recent years, Purchase loans have grown more rapidly than Portfolio loans, as we have expanded our eligibility criteria and increased the amount we pay the dealer for the loans. We believe our current pricing still leaves us with a significant margin of safety and allows us to invest additional capital at attractive returns. If the competitive environment improves, we expect we will have more opportunity to invest our capital in Portfolio loans. If we do, we will likely reduce the portion of our capital invested in Purchase loans.

SHAREHOLDER DISTRIBUTIONS

Like any profitable business, we generate cash. Historically, we have used this cash to fund originations growth, repay debt or fund share repurchases.

We have used excess capital to repurchase shares when prices are at or below our estimate of intrinsic value (which is the discounted value of future cash flows). As long as the share price is at or below intrinsic value, we prefer share repurchases to dividends for several reasons. First, repurchasing shares below intrinsic value increases the value of the remaining shares. Second, distributing capital to shareholders through a share repurchase gives shareholders the option to defer taxes by electing not to sell any of their holdings. A dividend does not allow shareholders to defer taxes in this manner. Finally, repurchasing shares enables shareholders to increase their ownership, receive cash or do both based on their individual circumstances and view of the value of a Credit Acceptance share. (They do both if the proportion of shares they sell is smaller than the ownership stake they gain through the repurchase.) A dividend does not provide similar flexibility.

Since beginning our share repurchase program in mid-1999, we have repurchased approximately 36.0 million shares at a total cost of $2.6 billion. In 2020, we repurchased approximately 1.3 million shares at a total cost of $474.3 million.

At times, it will appear we have excess capital, but we won’t be active in repurchasing our shares. This can occur for several reasons. First, the assessment of our capital position involves a high degree of judgment. We need to consider future expected capital needs and the likelihood that this capital will be available. Simply put, when our debt-to-equity ratio falls below the normal trend line, it doesn’t necessarily mean we have concluded that we have excess capital. Our first priority is always to make sure we have enough capital to fund our business, and such assessments are always made using what we believe are conservative assumptions. Second, we may have excess capital but conclude our shares are overvalued relative to intrinsic value or are trading at a level where we believe it’s likely they could be purchased at a lower price at some point in the future. The assessment of intrinsic value is also highly judgmental. Fortunately for shareholders, we have two members of our Board, Tom Tryforos and Scott Vassalluzzo, who have had long and remarkable careers in investing in equities and are perfectly suited for the task of assessing the value of our business. My track record is less impressive. For reasons I can’t defend, I have often argued on the side of waiting for a lower price. After many years of being wrong, I have learned to defer to Tom and Scott on this topic. The final reason we may be inactive in repurchasing shares has been the most common one over the years. We have often found ourselves with excess capital at a time when the share price was attractive, but we were in possession of what we believed to be material information that had not yet been made public. During such periods, we suspend our share repurchases until the information has been disclosed.

Unless we disclose a different intention, shareholders should assume we are following the approach outlined in this section. Our first priority will be to fund the business. If we conclude we have excess capital, we will return that capital to shareholders through share repurchases. If we are inactive for a period, shareholders should not assume that we believe our shares are overvalued.

LITIGATION AND REGULATORY MATTERS

One of the most important issues for shareholders to consider is how the litigation and regulatory landscape will impact their investment. Unfortunately, since the Company has active litigation that requires a high degree of confidentiality, it is a topic that I am unable to discuss in this letter in much detail. With that qualification, and it is a significant one, I will say what I can.

First, for at least the last 25 years, long before the creation of the Bureau of Consumer Financial Protection, we have taken compliance seriously. We have worked hard to develop and implement what we describe as a Culture of Compliance. I hired Charlie Pearce, our Chief Legal Officer, in January of 1996, and he has spent the last 25 years building a comprehensive compliance management system that we believe is among the best in the industry. We understand that our business is governed by an extensive and often complex framework of laws and regulations, and our desire is to both comply with this framework and do what is right.

Second, shareholders should understand that the regulatory landscape has changed dramatically over the last 5–10 years. Many years ago, if a regulator identified a mistake or there existed a difference in interpretation of unclear rules or statutes, both sides would work toward a timely and efficient resolution that was fair to everyone. Regulators would make their expectations clear, and we would make sure we met those expectations. Credit was given for strong internal controls, and adverse actions were reserved for companies that didn’t take compliance seriously. Today, the environment is much different.

Our public disclosures include six regulatory matters that are in process, with two of those being in litigation. We have closed four previously disclosed matters without any material adverse findings. The first of these matters started in mid-2014, which means we have been subject to almost continuous scrutiny for the last seven years. We have responded to informational requests on almost every aspect of our business and produced millions of pages of documents to support those responses. As I stated above, there isn’t much I can say about the ongoing matters other than that our intention is to seek common ground where we can and defend ourselves vigorously when a compromise is unavailable. We take these matters seriously and they have our full attention.

KEY SUCCESS FACTORS

Our financial success is a result of having a unique and valuable product and of putting in many years of hard work to develop our business.

Our core product has remained essentially unchanged for 48 years. We provide auto loans to consumers regardless of their credit history. Our customers consist of individuals who have typically been turned away by other lenders. Traditional lenders have many reasons for declining a loan. We have always believed that a significant number of individuals, if given an opportunity to establish or reestablish a positive credit history, will take advantage of it. As a result of this belief, we have changed the lives of millions of people.

However, as we have found, having a unique and valuable product is only one of the elements we need if we are to make our business successful. There are others, and many have taken years to develop. The following summarizes the key elements of our success today:

•We have developed the ability to offer financing for consumers regardless of their credit history, while maintaining an appropriate margin of safety that we believe allows us to survive in a variety of economic and competitive environments. It took years to develop the processes and accumulate the customer and loan performance data that we use to achieve this outcome.

•We understand the daily execution required to successfully service a portfolio of automobile loans to customers in our target market. There are many examples of companies in our industry that underestimated the effort involved and produced poor financial results. Approximately 45% of our team members work directly on some aspect of servicing our loan portfolio, and we are fortunate to have such a capable and engaged group.

•We have learned how to develop relationships with dealers that are mutually beneficial. Forging such a relationship requires us to select the right dealer, align incentives, communicate constantly and create processes to enforce standards. In our segment of the market, the dealer has significant influence over loan performance. Learning how to create relationships with dealers who share our passion for changing lives has been one of our most important accomplishments.

•We have developed a strong management team. Because we are successful at retaining our managers, they become stronger each year as they gain experience with our business. Our senior management team, consisting of 30 individuals, averages 16 years of experience with our company. While we have added talent selectively over the past few years, the experience of our team is a key advantage. Our success in growing the business while simultaneously improving our returns on capital could not have occurred without the dedication and energy of this talented group.

•We have strengthened our focus on our core business. At times in our history, we had diluted our focus by pursuing other, non-core opportunities. Today, we offer one product and focus 100% of our energy and capital on perfecting this product and providing it profitably.

•We have developed the ability to execute our loan origination process consistently over time. Consistent execution is difficult, as it requires us to provide excellent service to our dealers while at the same time ensuring the loans we originate meet our standards. We measure both loan compliance and dealer satisfaction to assess our performance, and use these measures to make adjustments when necessary.

•We believe we are well positioned from a capital perspective. As mentioned earlier, we maintain diverse funding sources, have lengthened the term of our debt facilities and maintain substantial unused and available credit lines. We believe our capital structure remains conservative and our lending relationships, which we have developed over a long period of time, remain strong. We believe our lenders were impressed with our performance during the 2007–2009 financial crisis, and their confidence in our company was enhanced as a result.

•We devote a large portion of our time to something we call organizational health. Organizational health is about putting our team members in position to do their best work. For that, we focus consistently on 10 elements of operational effectiveness, including setting clear expectations, managing performance, providing training, maintaining effective incentive compensation plans, establishing the right environment and providing the technology and processes required for operational excellence.

A FINAL NOTE

We have a process where anyone in the Company can send me a message through an internal portal. The messages, referred to as Red Tape Removers, can be anonymous (or not) based on the preference of the sender. Red Tape Removers are an easy way for me to take the pulse of what’s happening around the Company. In normal times, a large percentage of Red Tape Removers are, for lack of a better word, complaints. That’s fine, and I view it as part of my job to make sure each one is investigated and, when we can, used as a basis for improvement. The early stages of the pandemic were a stressful and chaotic time. Both our team members and our customers were dealing with significant challenges. As the crisis became more difficult, something occurred which I did not expect. The normal steady stream of complaints began to diminish and instead I began to receive a steady stream of positive messages and words of encouragement. As the actual challenges we faced increased, our team members’ ability to meet these challenges increased even faster. The Red Tape Removers I received sent a clear message—our team members believed that we were all facing this crisis together. What I will remember most about that difficult period is the feeling of gratitude I had to be surrounded by so many amazing people. We have a strong culture filled with team members who share the same values. I am proud to be a part of this team.

Brett A. Roberts
Chief Executive Officer
April 7, 2021

Certain statements herein are forward-looking statements that are subject to certain risks. Please see “Forward-Looking Statements” on page 41 of our Annual Report on Form 10-K for the year ended December 31, 2020.

EXHIBIT A
RECONCILIATION OF GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES

($ in millions)	GAAP net income	Floating yield adjustment	Senior notes adjustment	Income tax adjustment	Other adjustments	Adjusted net income	Imputed cost of equity	Economic Profit
2001	$24.7	$1.2	$—	$2.0	$(1.1)	$26.8	$(30.0)	$(3.2)
2002	$29.8	$2.8	$—	$2.9	$(4.5)	$31.0	$(35.6)	$(4.6)
2003	$24.7	$1.4	$—	$5.7	$5.6	$37.4	$(34.5)	$2.9
2004	$57.3	$(0.1)	$—	$(1.8)	$(3.2)	$52.2	$(34.4)	$17.8
2005	$72.6	$(2.2)	$—	$0.1	$(7.3)	$63.2	$(34.5)	$28.7
2006	$58.6	$0.4	$—	$(1.7)	$4.4	$61.7	$(29.6)	$32.1
2007	$54.9	$3.6	$—	$(1.2)	$4.4	$61.7	$(27.2)	$34.5
2008	$67.2	$13.1	$—	$0.4	$2.1	$82.8	$(35.8)	$47.0
2009	$146.3	$(19.6)	$—	$(1.8)	$0.1	$125.0	$(45.9)	$79.1
2010	$170.1	$0.5	$—	$(10.4)	$0.3	$160.5	$(47.8)	$112.7
2011	$188.0	$7.1	$—	$(1.3)	$0.3	$194.1	$(51.0)	$143.1
2012	$219.7	$—	$—	$(3.5)	$—	$216.2	$(56.6)	$159.6
2013	$253.1	$(2.5)	$—	$(2.3)	$—	$248.3	$(75.1)	$173.2
2014	$266.2	$(6.0)	$12.5	$(1.0)	$—	$271.7	$(87.5)	$184.2
2015	$299.7	$12.9	$(2.0)	$(0.8)	$—	$309.8	$(93.2)	$216.6
2016	$332.8	$28.1	$(2.1)	$1.8	$—	$360.6	$(113.8)	$246.8
2017	$470.2	$34.1	$(2.1)	$(102.4)	$—	$399.8	$(142.8)	$257.0
2018	$574.0	$(24.4)	$(2.5)	$7.4	$—	$554.5	$(214.1)	$340.4
2019	$656.1	$0.2	$(0.8)	$2.9	$—	$658.4	$(225.7)	$432.7
2020	$421.0	$259.2	$4.0	$2.1	$—	$686.3	$(215.0)	$471.3

($ in millions)	GAAP average capital invested[1]	Floating yield adjustment	Senior notes adjustment	Deferred debt issuance adjustment[2]	Income tax adjustment	Other adjustments	Adjusted average capital invested
2001	$466.2	$3.4	$—	$0.6	$—	$(0.3)	$469.9
2002	$457.1	$5.8	$—	$0.5	$—	$(1.4)	$462.0
2003	$430.3	$7.9	$—	$1.7	$—	$(2.4)	$437.5
2004	$476.5	$8.7	$—	$1.8	$—	$(3.3)	$483.7
2005	$519.4	$7.5	$—	$1.0	$—	$(4.5)	$523.4
2006	$548.0	$5.5	$—	$2.0	$—	$(7.0)	$548.5
2007	$706.1	$8.2	$—	$1.7	$—	$(5.9)	$710.1
2008	$960.7	$13.8	$—	$2.9	$—	$(2.4)	$975.0
2009	$983.6	$13.2	$—	$2.9	$—	$(1.0)	$998.7
2010	$1,057.3	$5.2	$—	$12.2	$—	$(0.5)	$1,074.2
2011	$1,346.0	$9.4	$—	$16.0	$—	$(0.3)	$1,371.1
2012	$1,715.3	$11.1	$—	$16.4	$—	$—	$1,742.8
2013	$2,024.5	$9.9	$—	$14.8	$—	$—	$2,049.2
2014	$2,324.8	$6.7	$(7.0)	$13.6	$—	$—	$2,338.1
2015	$2,792.8	$7.0	$14.7	$17.4	$—	$—	$2,831.9
2016	$3,513.1	$29.6	$12.7	$16.6	$—	$—	$3,572.0
2017	$4,200.2	$51.6	$10.6	$18.1	$(4.1)	$—	$4,276.4
2018	$5,425.8	$80.8	$9.7	$22.4	$(117.8)	$—	$5,420.9
2019	$6,399.2	$66.2	$0.6	$24.7	$(118.5)	$—	$6,372.2
2020	$6,874.7	$287.6	$5.5	$26.7	$(118.5)	$—	$7,076.0
1Average capital invested is defined as average debt plus average shareholders’ equity.
2The deferred debt issuance adjustment reverses the impact of the reclassification of deferred debt issuance costs from other assets to GAAP average debt as a result of the adoption by the Financial Accounting Standards Board of Accounting Standards Update (ASU) No. 2015-03, as amended by ASU No. 2015-05. The net effect of this adjustment is to report adjusted average capital on the same basis as reported in historical shareholder letters.

	GAAP return on capital[1]	Floating yield adjustment	Senior notes adjustment	Deferred debt issuance adjustment[2]	Income tax adjustment	Other adjustments	Adjusted return on capital
2001	7.3%	0.2%	0.0%	0.0%	0.4%	-0.2%	7.7%
2002	7.7%	0.5%	0.0%	0.0%	0.6%	-0.9%	7.9%
2003	6.9%	0.2%	0.0%	0.0%	1.3%	1.3%	9.7%
2004	13.5%	-0.3%	0.0%	0.0%	-0.3%	-0.6%	12.3%
2005	15.6%	-0.6%	0.0%	0.0%	0.0%	-1.3%	13.7%
2006	13.3%	-0.1%	0.0%	0.0%	-0.3%	1.0%	13.9%
2007	11.0%	0.4%	0.0%	0.0%	-0.2%	0.7%	11.9%
2008	9.8%	1.2%	0.0%	0.0%	0.0%	0.3%	11.3%
2009	17.0%	-2.2%	0.0%	0.0%	-0.2%	0.0%	14.6%
2010	18.9%	0.0%	0.0%	-0.2%	-1.0%	0.0%	17.7%
2011	16.7%	0.4%	0.0%	-0.2%	-0.1%	0.0%	16.8%
2012	15.1%	-0.1%	0.0%	-0.1%	-0.2%	0.0%	14.7%
2013	14.5%	-0.2%	0.0%	-0.1%	-0.1%	0.0%	14.1%
2014	13.1%	-0.3%	0.5%	-0.1%	0.0%	0.0%	13.2%
2015	12.5%	0.4%	-0.1%	-0.1%	0.0%	0.0%	12.7%
2016	11.3%	0.7%	-0.1%	0.0%	0.0%	0.0%	11.9%
2017	13.0%	0.7%	-0.1%	-0.1%	-2.3%	0.0%	11.2%
2018	12.8%	-0.6%	-0.1%	0.0%	0.4%	0.0%	12.5%
2019	12.6%	-0.1%	0.0%	0.0%	0.2%	0.0%	12.7%
2020	8.3%	3.3%	0.0%	0.0%	0.2%	0.0%	11.8%

1Return on capital is defined as net income plus after-tax interest expense divided by average capital.
2The deferred debt issuance adjustment reverses the impact of the reclassification of deferred debt issuance costs from other assets to GAAP average debt as a result of the adoption by the Financial Accounting Standards Board of Accounting Standards Update (ASU) No. 2015-03, as amended by ASU No. 2015-05. The net effect of this adjustment is to report adjusted average capital on the same basis as reported in historical shareholder letters.

	GAAP weighted average cost of capital[1]	Floating yield adjustment	Senior notes adjustment	Deferred debt issuance adjustment[2]	Income tax adjustment	Other adjustments	Adjusted weighted average cost of capital[3]
2001	8.4%	0.0%	0.0%	0.0%	0.0%	0.0%	8.4%
2002	8.9%	0.0%	0.0%	0.0%	0.0%	0.0%	8.9%
2003	9.0%	0.0%	0.0%	0.0%	0.0%	0.0%	9.0%
2004	8.6%	0.0%	0.0%	0.0%	0.0%	0.0%	8.6%
2005	8.3%	0.0%	0.0%	0.0%	0.0%	0.0%	8.3%
2006	8.1%	0.0%	0.0%	0.0%	0.0%	0.0%	8.1%
2007	7.0%	0.0%	0.0%	0.0%	0.0%	0.0%	7.0%
2008	6.4%	0.0%	0.0%	0.0%	0.0%	0.0%	6.4%
2009	6.7%	0.0%	0.0%	0.0%	0.0%	0.0%	6.7%
2010	7.3%	0.0%	0.0%	-0.1%	0.0%	0.0%	7.2%
2011	6.5%	0.0%	0.0%	-0.1%	0.0%	0.0%	6.4%
2012	5.6%	0.0%	0.0%	-0.1%	0.0%	0.0%	5.5%
2013	5.7%	0.0%	0.0%	0.0%	0.0%	0.0%	5.7%
2014	5.2%	0.1%	0.0%	0.0%	0.0%	0.0%	5.3%
2015	5.0%	0.0%	0.0%	0.0%	0.0%	0.0%	5.0%
2016	4.9%	0.1%	0.0%	0.0%	0.0%	0.0%	5.0%
2017	5.1%	0.1%	0.0%	0.0%	0.0%	0.0%	5.2%
2018	6.3%	0.1%	0.0%	-0.1%	-0.1%	0.0%	6.2%
2019	6.0%	0.1%	0.0%	0.0%	-0.1%	0.0%	6.0%
2020	5.1%	0.2%	0.0%	0.0%	-0.1%	0.0%	5.2%

1The weighted average cost of capital includes both a cost of equity and a cost of debt. The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt. The formula utilized for determining the cost of equity capital is as follows: (the average 30-year Treasury rate + 5%) + [(1 – tax rate) x (the average 30-year Treasury rate + 5% – pre-tax average cost-of-debt rate) x average debt / (average equity + average debt x tax rate)].
2The deferred debt issuance adjustment reverses the impact of the reclassification of deferred debt issuance costs from other assets to GAAP average debt as a result of the adoption by the Financial Accounting Standards Board of Accounting Standards Update (ASU) No. 2015-03, as amended by ASU No. 2015-05. The net effect of this adjustment is to report adjusted average capital on the same basis as reported in historical shareholder letters.
3The adjusted weighted average cost of capital includes both a cost of adjusted equity and a cost of debt. The cost of adjusted equity capital is calculated using the same formula as above except that adjusted average equity is used in the calculation instead of average equity.

	GAAP net income per share (diluted)			Adjusted net income per share (diluted)
Period	Start of period	End of period	Compound annual growth rate	Start of period	End of period	Compound annual growth rate
2003–2007	$0.57	$1.76	32.6%	$0.86	$1.98	23.2%
2007–2011	$1.76	$7.07	41.6%	$1.98	$7.30	38.6%
2011–2020	$7.07	$34.57	21.9%	$7.30	$38.26	20.2%